Horizon Technology Finance Announces

Financial Results for the Second Quarter 2012

and Quarterly Dividend of $0.45 Per Share

High-Quality Investment Portfolio Expands 16.9%

FARMINGTON, Conn., August 7, 2012 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results for the quarter ended June 30, 2012 and a cash dividend of $0.45 per share.

Second Quarter 2012

•	Closed loan commitments totaling $60 million, plus warrants
•	Funded $37.3 million in venture loans to new and existing portfolio companies
•	Ended the quarter with an investment portfolio of $195.6 million, representing an increase of 16.9% over the prior quarter
•	Expanded unfunded loan approvals and commitments to $39.3 million
•	Portfolio weighted average yield was 14.1% for the six months ended June 30, 2012
•	Earned net investment income of $2.3 million, or $0.30 per share
•	Increased net assets from operations by $2.2 million, or $0.29 per share
•	Net asset value equaled $127.9 million, or $16.73 per share, as of June 30, 2012
•	Declared a quarterly dividend of $0.45 per share, bringing cumulative dividends to $2.75 per share since going public in October 2010

“During the second quarter, we capitalized on Horizon’s venture lending strategy to take advantage of the positive fundamentals in the market, which resulted in record loan commitment originations of $60 million,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “This significant growth led to a 16.9% increase in the size of our investment portfolio over the prior quarter, while more than doubling the size of our committed backlog. While we maintained our focus on increasing Horizon’s earning assets, our portfolio’s credit quality remained strong with an average weighted credit rating of 3.3. The portfolio growth we achieved this quarter was not fully reflected in our second quarter earnings due to a lower beginning portfolio balance, the majority of our new loans funding late in the quarter and no prepayment fees. We believe the growth we achieved and our high-quality backlog will drive future earnings growth and further strengthen our leading venture lending franchise.”

Mr. Pomeroy added, “We also declared a dividend of $0.45 per share for the second quarter, which was our fourth consecutive quarterly dividend of $0.45 and seventh consecutive quarterly dividend since becoming a public company in October of 2010. To support our ability to continue to provide shareholders with attractive dividends and maintain our strong momentum in the marketplace, we completed a public offering in July of shares of our common stock for total gross proceeds of approximately $30.9 million. The offering, together with the proceeds of our senior notes offering completed earlier this year, significantly increases Horizon’s capacity to take advantage of additional high-quality investment opportunities that meet our strict underwriting and return criteria.”

Operating Results

Total investment income was to $5.5 million for the three months ended June 30, 2012 as compared to $6.0 million for the three months ended June 30, 2011. For the three months ended June 30, 2012, total investment income consisted of $5.5 million in interest income from investments, which included $0.4 million in income from the amortization of discounts and origination fees on investments. Interest income on investments decreased primarily due to a lower beginning balance, as a result of $14.0 million in loan prepayments in the first quarter of 2012, and new loans funded late in the second quarter.

For the six months ended June 30, 2012, total investment income increased 5.9% to $12.1 million as compared to $11.4 million in the prior year period. For the six months ended June 30, 2012, total investment income consisted primarily of $11.4 million in interest income from investments, which included $1.0 million in income from the amortization of discounts and origination fees on investments. Interest income on investments increased primarily due to the increased average size of the loan portfolio. Fee income on investments for the six months ended June 30, 2012 was primarily from prepayment fees from our portfolio companies.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 12.9% for the three months ended June 30, 2012 and 14.1% for the three months ended June 30, 2011. The Company’s dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2012 and 2011 was 14.1% and 14.6%, respectively.

Total expenses for the three months ended June 30, 2012 decreased to $3.2 million, as compared to $4.0 million for the three months ended June 30, 2011. Total expenses for each period consisted principally of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Management fee expense for the three months ended June 30, 2012 decreased compared to the three months ended June 30, 2011 as a result of a decrease in average gross assets as the Company deleveraged its portfolio. Performance based incentive fees decreased by $1.2 million primarily due to the recording of an accrual for the incentive fee related to realized gains earned in the three months ended June 30, 2011, with no such accrual recorded at June 30, 2012. Interest expense, which includes the amortization of debt issuance costs, increased year-over-year primarily due to increased usage of the Company’s revolving facility with Wells Fargo Capital Finance, LLC (“Wells Facility”) and the issuance of the Company’s 7.375% senior unsecured notes (the “Senior Notes”), offset by continued pay down of the Company’s credit facility with WestLB, AG (the “WestLB Facility”). Total expenses for the six months ended June 30, 2012 decreased to $6.5 million, as compared to $7.2 million in the prior year period.

Net investment income for the three months ended June 30, 2012 was $2.3 million, or $0.30 per share, as compared to net investment income of $2.0 million, or $0.26 per share, in the prior year period. Excluding the accrual of $0.9 million in incentive fee expense related to the net realized gains in the second quarter of 2011, net investment income for the three months ended June 30, 2011 was $2.9 million, or $0.38 per share. For the six months ended June 30, 2012 and 2011, net investment income was $5.6 million, or $0.74 per share, and $4.2 million, or $0.55 per share, respectively.

For the three months ended June 30, 2012, the Company reported a net realized loss on investments of $0.1 million, or $0.01 per share, primarily due to the write-off of warrants in one portfolio company. For the three months ended June 30, 2011, the net realized gain on investments was $5.4 million, or $0.70 per share, from the sale of stock acquired through the exercise of warrants in three portfolio companies. For the six months ended June 30, 2012, the Company reported a net realized loss on investments of $0.1 million, or $0.01 per share, as compared to a net realized gain on investments of $5.6 million, or $0.73 per share, for the six months ended June 30, 2011.

For the three months ended June 30, 2012, the net unrealized appreciation on investments was $0.02 million, as a result of the change in portfolio investment fair values during the quarter. This compares to a net unrealized depreciation on investments of $3.5 million for the three months ended June 30, 2011, which is primarily due to the reversal of previously recorded unrealized appreciation on warrant investments that were realized in the period. The net unrealized depreciation on investments for the six months ended June 30, 2012 and 2011 was $0.8 million and $2.3 million, respectively.

For the three months ended June 30, 2012 and 2011, the net increase in net assets resulting from operations was $2.2 million and $3.8 million, respectively. For the six months ended June 30, 2012 and 2011, the net increase in net assets resulting from operations was $4.8 million and $7.5 million, respectively.

Portfolio Summary and Investment Activity

As of June 30, 2012, the Company’s debt portfolio consisted of 41 secured loans with an aggregate fair value of $187.9 million. In addition, the Company’s warrant portfolio had an aggregate fair value of $5.0 million as of June 30, 2012. Total portfolio investment activity as of and for the three and six months ended June 30, 2012 and 2011 was as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Beginning portfolio	$167,296	$153,216	$178,013	$136,810
New loan funding	37,295	51,000	68,995	79,833
Less refinanced balances	—	(5,907)	(18,739)	(8,677)
Net new loan funding	37,295	45,093	50,256	71,156
Principal payments received on investments	(8,795)	(6,348)	(17,915)	(14,107)
Early pay-offs	—	(2,247)	(14,205)	(5,594)
Accretion of loan fees	450	434	1,092	829
New loan fees	(566)	(414)	(748)	(927)
New equity	—	—	—	577
Proceeds from sale of investments	(38)	(5,551)	(38)	(5,872)
Net realized (loss) gain on investments	(60)	5,440	(61)	5,729
Net appreciation (depreciation) on investments	18	(3,594)	(794)	(2,572)
Ending portfolio	$195,600	$186,029	$195,600	$186,029

Portfolio Asset Quality

As of June 30, 2012 and 2011, the Company’s loan portfolio had a weighted average credit rating of 3.3 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any investments on non-accrual status as of June 30, 2012 and 2011.

Liquidity and Capital Resources

As of June 30, 2012, Horizon had cash and investments in money market funds totaling $7.5 million.

Borrowings outstanding under the Company’s $150 million accordion Wells Facility, which contains an initial commitment of $75 million, totaled $32.9 million as of June 30, 2012. Based on eligible debt investments held by Horizon, the Company had availability of approximately $17.8 million as of June 30, 2012 under the Wells Facility. Borrowings outstanding under the Company’s WestLB Facility totaled $14.5 million as of June 30, 2012.

On July 23, 2012, Horizon completed a public offering of 1,909,000 shares of its common stock, which included 249,000 shares of common stock that were issued pursuant to the underwriters’ option to purchase additional shares, at a public offering price of $16.20 per share. The Company raised total gross proceeds of approximately $30.9 million from the offering. The Company used the net proceeds of this offering to repay outstanding debt borrowed under its Wells Facility and then, through re-borrowing under the facility, intends to invest the net proceeds of this public offering in portfolio companies in accordance with its investment objective and strategies, and for working capital and general corporate purposes.

Second Quarter 2012 Dividend

On August 3, 2012, Horizon’s Board of Directors declared a second quarter dividend of $0.45 per share, payable on August 31, 2012 to stockholders of record on August 17, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

Conference Call

Management will host a conference call on Wednesday, August 8, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 99546319. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through August 15, 2012. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 99546319. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with a regional office in Walnut Creek, California, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN.” In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)
 (In thousands, except share data)

	June 30,	December 31,
	2012	2011
Assets
Non-affiliate investments at fair value (cost of $199,053 and $180,651, respectively)	$195,600	$178,013
Investment in money market funds	6,329	13,518
Cash	1,177	1,298
Interest receivable	3,220	2,985
Other assets	3,472	1,997
Total assets	$209,798	$197,811

Liabilities
Borrowings	$80,377	$64,571
Base management fee payable	350	330
Incentive fee payable	412	1,766
Other accrued expenses	799	1,260
Total liabilities	81,938	67,927

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2012 and December 31, 2011	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 7,642,348 and 7,636,532 shares outstanding as of June 30, 2012 and December 31, 2011, respectively	8	8
Paid-in capital in excess of par	124,607	124,512
Accumulated undistributed net investment income	3,701	4,965
Net unrealized depreciation on investments	(3,453)	(2,659)
Net realized gains on investments	2,997	3,058
Total net assets	127,860	129,884
Total liabilities and net assets	$209,798	$197,811
Net asset value per common share	$16.73	$17.01

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (In thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Investment income
Interest income on non-affiliate investments	$5,467	$5,889	$11,377	$10,782
Interest income on money market funds	—	23	—	88
Fee income on non-affiliate investments	15	58	730	560
Total investment income	5,482	5,970	12,107	11,430
Expenses
Interest expense	990	558	1,665	1,368
Base management fee	961	1,062	1,955	2,137
Performance based incentive fee	412	1,611	1,250	2,140
Administrative fee	246	223	502	518
Professional fees	292	227	599	545
General and administrative	323	309	525	514
Total expenses	3,224	3,990	6,496	7,222
Net investment income	2,258	1,980	5,611	4,208

Net realized and unrealized (loss) gain on investments
Net realized (loss) gain on investments	(60)	5,355	(61)	5,561
Net unrealized appreciation (depreciation) on investments	18	(3,512)	(794)	(2,318)
Net realized and unrealized (loss) gain on investments	(42)	1,843	(855)	3,243

Net increase in net assets resulting from operations	$2,216	$3,823	$4,756	$7,451
Net investment income per common share	$0.30	$0.26	$0.74	$0.55
Change in net assets per common share	$0.29	$0.50	$0.62	$0.98
Weighted average shares outstanding	7,640,833	7,601,375	7,638,721	7,597,420

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com